Southwest Georgia Financial  Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

                            For Immediate Release

              Southwest Georgia Financial Corporation Announces
       Solid Growth in Earnings for Second Quarter and First Half of 2004

MOULTRIE, GEORGIA, July 22, 2004 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $1.062 million and earnings per share of $.38 for the second quarter of 2004 compared with a net loss of $370 thousand and earnings per share of ($.14) for the second quarter of 2003. Excluding the negative impact of a $1.739 million pre-tax charge from the second quarter of 2003, net income and earnings per share grew 36 percent and 26 percent, respectively, compared with the second quarter of 2003. The prior year charge was related to the transfer of a non-performing asset.

Net interest income increased 9.0 percent to $2.7 million as a result of the increase in earnings assets from the acquisition of Sylvester Banking Company on February 27, 2004. The Company has managed to maintain a relatively high net interest margin during an extended low rate environment. The Company's net interest margin was 4.28 percent for the second quarter 2004, down 38 basis points from the same period a year ago, and slightly decreased from
4.30 percent for the first quarter of 2004. The lower net interest margin in the 2004 second quarter is primarily due to lower yields on acquired earning assets.

Net income benefited from a decrease in provision for loan losses. At $10 thousand for the quarter, the provision for loan losses was $140 thousand less than in the second quarter of 2003. The Company's decision to reduce the provision was due to improving asset quality and charge-off experience. The reserve now stands at 2.38 percent of total loans and leases.

Noninterest income represented over 33 percent of total revenue in the second quarter this year increasing to $1.74 million. Excluding the loss associated with the non-performing asset, noninterest income increased 26 percent over the same period last year. For the quarter ended June 30, 2004, mortgage banking income, the largest component of noninterest income, was $862 thousand, up from $829 thousand in 2003, service charges on deposit accounts increased $122 thousand to $415 thousand, and income from insurance services increased to $293 thousand compared with $210 thousand in the second quarter of 2003.

DeWitt Drew, President and CEO commented, "We are continuing our focus on reducing our dependence on net interest income. We continue to see growth in mortgage banking revenue, income from insurance services, and service charge income on deposit accounts. Improved economic conditions have driven increased revenue from mortgage banking and insurance services. In addition, our pricing structure for deposit services continues to be effective."

Noninterest expenses for the second quarter of 2004 were $2.989 million compared with $2.598 million in the second quarter of 2003. Much of the increase in noninterest expense is related to non-recurring expenses associated with the acquisition and the operating costs of the acquired bank.

Mr. Drew noted, "During the second quarter, we completed the migration of Sylvester Banking Company's operations into our platforms and operating systems. Because of merger related expenses, the Sylvester operation is not yet a contributor to net income. Consequently, return on average assets was
1.46 percent and return on average equity was 10.89 percent for the quarter, slightly lower than the previous quarter. We expect that before the end of the third quarter much of the merger related expenses will be behind us, and we will begin to realize efficiencies from the merged operations." The acquisition of Sylvester Banking Company by Southwest Georgia Financial was a combination stock and cash transaction. At the time of the acquisition, Sylvester had approximately $45 million in assets.

Drew concluded, "It appears that rising interest rates will provide the banking industry's next challenge. However, opportunities will also present themselves. Our investment portfolio is structured to provide both liquidity and repricing opportunities. Currently, both duration and average maturity of the portfolio is well under three years. Our funding sources have historically been stable. Our continued focus on cost discipline and maintaining relationships that are sources of stable core deposits will be central to our ability to continue to deliver value to our shareholders."

On a year-to-date basis, net income was $2.139 million compared with $510 thousand for the same period in 2003. Year-to-date earnings per share were $.79 versus $.20 for the same period in 2003. Excluding the charge associated with the non-performing asset, first half earnings and earnings per share improved 29 percent and 23 percent, respectively.

For the first six months of this year, return on average assets was 1.54 percent versus .42 percent for the same period in 2003, while return on average equity was 11.50 percent versus 3.02 percent for the same period last year.

At the end of the six month period total assets were $293.0 million, an increase of 19 percent. Total deposits were $223.4 million versus $186.3 million at the end of the second quarter of 2003. Total loans increased 9 percent in the first half of this year to $105.5 million. Most of this growth can be attributed to the Sylvester Banking Company acquisition. The ratio of nonperforming assets to total assets remained stable at .76 percent compared with .74 percent at the same time last year. Shareholders equity increased 17 percent to $38.6 million at quarter end and is now 13.2 percent of total assets. On a per share basis, book value at quarter end was $14.01, up from $12.89 compared with the same period in 2003.

Due to its strong capital position, the Company continues to repurchase shares. It has repurchased 19,320 shares during the quarter. Through the first half of this year, the Company has repurchased 28,320 shares at an average price of $23.83 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 378,820 shares of its common stock at an average price of $17.19 per share. The Company extended the stock repurchase program in January of this year enabling it to acquire up to 150,000 shares through January 2005.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $293 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and automated teller machine (ATM) facilities conveniently located in the surrounding cities of Doerun, Newton, and Pavo, as well as the main office. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                                  June 30, December 31, June 30,
                                                    2004       2003       2003
                                                 ---------  ---------  ---------
ASSETS
Cash and due from banks                          $  10,257  $  10,960  $  10,611
Interest-bearing deposits with banks                   265         44         50
Federal funds sold                                       0          0          0
Investment securities available for sale            56,170     71,544     63,316
Investment securities held to maturity             106,651     54,696     55,145
Loans, less unearned income and discount           105,484     97,115     99,352
   Allowance for loan losses                        (2,507)    (2,338)    (2,088)
      Net loans                                    102,977     94,777     97,264
Premises and equipment                               6,546      5,655      5,121
Foreclosed assets, net                                 988      1,203      1,172
Intangible assets                                    3,489      2,038      2,200
Other assets                                         5,676      5,236      3,515
      Total assets                               $ 293,019  $ 246,153  $ 238,394

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                            $  34,813  $  27,904  $  25,593
  NOW accounts                                      48,195     35,319     32,298
  Money market                                      10,539     13,828     17,398
  Savings                                           29,683     18,201     19,198
  Certificates of deposit $100,000 and over         32,103     25,236     26,169
  Other time accounts                               68,090     62,388     65,652
      Total deposits                               223,423    182,876    186,308

  Federal funds purchased                            4,585      2,000          0
  Other borrowings                                       0     10,000      5,000
  Long-term debt                                    23,631     13,691     10,973
  Accounts payable and accrued liabilities           2,783      4,598      3,172
      Total liabilities                            254,422    213,165    205,453
Shareholders' equity:
  Common stock - par value $1;  5,000,000 shares
       authorized; 3,546,600 shares issued (*)       3,547      3,303      3,301
  Additional paid-in capital                        12,503      7,172      7,147
  Retained earnings                                 30,976     29,555     28,246
  Accumulated other comprehensive income                 8        721      1,586
      Total                                         47,034     40,751     40,280
Treasury stock - at cost (**)                       (8,437)    (7,763)    (7,339)
      Total shareholders' equity                    38,597     32,988     32,941
      Total liabilities and shareholders' equity $ 293,019  $ 246,153  $ 238,394

*    Common stock - shares outstanding           2,754,705  2,539,175  2,556,425
** Treasury stock - shares                         791,895    763,575    744,575

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                   CONSOLIDATED INCOME STATEMENT (unaudited)
                  (Dollars in thousands except per share data)
                                       For the Three Months   For the Six Months
                                          Ended June 30,        Ended June 30,
                                          2004       2003       2004       2003
                                       ---------  ---------  ---------  ---------
Interest income:
Interest and fees on loans             $   1,795  $   1,929  $   3,511  $   3,853
Interest and dividend on securities
 available for sale                          592        646      1,292      1,136
Interest on securities held to maturity    1,118        795      1,887      1,703
Interest on federal funds sold                 5          0         35          2
Interest on deposits with banks                2         10         18         29
  Total interest income                    3,512      3,380      6,743      6,723

Interest expense:
Interest on deposits                         618        729      1,201      1,530
Interest on federal funds purchased            6          1          6          1
Interest on other borrowings                   1         50         60         69
Interest on long-term debt                   180        116        295        238
  Total interest expense                     805        896      1,562      1,838
    Net interest income                    2,707      2,484      5,181      4,885
Provision for loan losses                     10        150         17        300
Net income after provision for
 losses on loans                           2,697      2,334      5,164      4,585

Noninterest income:
Service charges on deposit accounts          415        293        765        554
Income from trust services                    72         66        146        134
Income from retail brokerage services         61         78        116        135
Income from insurance services               293        210        587        475
Income from mortgage banking services        862        829      1,959      1,709
Net gain (loss) on the sale or
 abandonment of assets                         0     (1,851)      (186)    (1,853)
Net gain on the sale of securities             0          0          3          0
Other income                                  38         18        128         90
  Total noninterest income                 1,741       (357)     3,518      1,244

Noninterest expense:
Salary and employee benefits               1,689      1,412      3,303      2,888
Occupancy expense                            195        150        378        299
Equipment expense                            163        134        316        269
Data processing expense                      263        141        437        273
Amortization of intangible assets            123         81        218        162
Other operating expense                      556        680      1,396      1,260
  Total noninterest expense                2,989      2,598      6,048      5,151

Income(loss) before income tax expense     1,449       (621)     2,634        678
Provision for income taxes                   387       (251)       495        168
  Net income (loss)                    $   1,062  $   ( 370) $   2,139  $     510
Net income (loss) per share,
 basic & diluted                       $    0.38  $   (0.14) $    0.79  $    0.20
Dividends paid per share,
 basic & diluted                       $    0.13  $    0.13  $    0.26  $    0.26
Weighted average shares outstanding    2,760,879  2,565,293  2,693,262  2,574,190

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At June 30                                 2004        2003
                                         --------    --------
Assets                                   $293,019    $238,394
Loans, less unearned income & discount    105,484      99,352
Deposits                                  223,423     186,308
Shareholders' equity                       38,597      32,941
Book value per share                        14.01       12.89
Loan loss reserve/loans                     2.38%       2.10%
Nonperforming assets/total assets           0.76%       0.74%

                                              Three Months        Six Months
                                             Ended June 30,      Ended June 30,
                                             2004     2003       2004     2003
                                            ------   -------    ------   ------
Net income (loss)                           $1,062   $ (370)    $2,139   $ 510
Earnings (loss) per share, basic & diluted    0.38    (0.14)      0.79    0.20
Dividends paid per share, basic & diluted     0.13     0.13       0.26    0.26
Return on assets                              1.46%   (0.61)%     1.54%   0.42%
Return on equity                             10.89%   (4.37)%    11.50%   3.02%
Net interest margin (tax equivalent)          4.26%    4.69%      4.28%   4.66%
Net charge offs / average loans               0.06%    0.31%      0.04%   0.22%





Quarterly                 2nd Qtr   1st Qtr   4th Qtr   3rd Qtr   2nd Qtr
Averages                   2004      2004      2003      2003      2003
                         --------  --------  --------  --------  --------
Assets                   $291,783  $265,964  $243,475  $239,483  $243,498
Loans, less unearned
 income & discount        104,993    98,702    96,598    96,786   100,935
Deposits                  227,453   204,290   182,520   183,620   188,061
Equity                     38,994    35,439    32,822    32,516    33,929
Return on assets            1.46%     1.62%     1.67%     1.59%   (0.61)%
Return on equity           10.89%    12.16%    12.42%    11.71%   (4.37)%
Net income (loss)        $  1,062  $  1,078  $  1,019  $    952  $  (370)
Net income (loss) per
 share, basic & diluted  $   0.38  $   0.41  $   0.40  $   0.37  $ (0.14)
Dividends paid per
 share, basic & diluted  $   0.13  $   0.13  $   0.13  $   0.13  $   0.13